Exhibit 99.d(4)(w)

TERMINATION AGREEMENT WITH RESPECT TO
AMENDED AND RESTATED SUB-ADVISORY CONTRACT

This TERMINATION AGREEMENT WITH RESPECT TO AMENDED AND RESTATED SUB-ADVISORY CONTRACT (this "Termination Agreement") is made as of the 25th day of December, 2024, by and between Invesco Advisers, Inc. (the "Adviser") and Invesco Asset Management (India) Private Limited (the "Sub-Adviser").

WHEREAS:

A)	The Adviser has entered into an investment advisory agreement with each of AIM Counselor Series Trust (Invesco Counselor Series Trust), AIM Equity Funds (Invesco Equity Funds), AIM Funds Group (Invesco Funds Group), AIM Growth Series (Invesco Growth Series), AIM International Mutual Funds (Invesco International Mutual Funds), AIM Investment Funds (Invesco Investment Funds), AIM Investment Securities Funds (Invesco Investment Securities Funds), AIM Sector Funds (Invesco Sector Funds), AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), AIM Treasurer's Series Trust (Invesco Treasurer's Series Trust), AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Invesco Management Trust and Short-Term Investments Trust (collectively, the "Open-End Trusts"), open-end management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to various funds that are series portfolios of the Open-End Trusts (collectively, the "Open-End Funds") and with Invesco Dynamic Credit Opportunity Fund (together with the Open-End Funds, the "Funds"), a closed-end management investment company registered under the 1940 Act;
B)	The Adviser is authorized to delegate certain, any or all of its rights, duties and obligations under such investment advisory agreements to sub-advisers, including sub-advisers that are affiliated with the Adviser;
C)	The Adviser has previously appointed the Sub-Adviser as a sub-adviser of each Fund pursuant to an Amended and Restated Sub-Advisory Contract, dated as of July 1, 2020, between the Adviser and the Sub-Adviser (as amended on or prior to the date hereof, the "Contract");
D)	As of the date hereof, the Sub-Adviser has terminated its registration with the U.S. Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Deregistration"); and
E)	As a consequence of the Deregistration, the Adviser and the Sub-Adviser desire to terminate the Contract in respect of all of the Open-End Trusts and the Funds effective on and as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Termination of Contract. Pursuant to paragraph 11(c)(ii) of the Contract, the Adviser and the Sub-Adviser hereby agree that, effective on and as of the date hereof, the Contract, and all rights, duties, obligations and liabilities arising thereunder, shall be terminated in respect of all of the Open-End Trusts and the Funds and shall cease to have any further force and effect; provided, however, that such termination shall not relieve the Adviser or the Sub-Adviser from any breach or non-performance of any of its respective duties or obligations under the Contract occurring prior to the date hereof. The Sub-Adviser acknowledges that, as of the date hereof, no fees or other compensation are payable by the Adviser to the Sub-Adviser pursuant to paragraph 8 of the Contract in respect of any Fund.

2.             Waiver of Termination Notice Period. Each of the Adviser and the Sub-Adviser hereby waives the requirement that termination of the Contract pursuant to paragraph 11(c)(ii) thereof occur upon sixty days' written notice from the Adviser to the Sub-Adviser.

3.             Governing Law. This Termination Agreement shall be construed in accordance with the laws of the State of Texas and the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

4.            Miscellaneous. The captions in this Termination Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Termination Agreement may be executed and delivered by facsimile, e-mail or original signature. An executed facsimile or Portable Document Format (.pdf) copy transmitted by e-mail will be treated as an original.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed by their officers designated as of the day and year first above written.

INVESCO ADVISERS, INC.
Adviser

By:	/s/ Melanie Ringold
Name: Melanie Ringold
Title: Senior Vice President & Secretary

INVESCO ASSET MANAGEMENT (INDIA) PRIVATE LIMITED
Sub-Adviser

By:	/s/ Saurabh Nanavati
Name: Saurabh Nanavati
Title Chief Executive officer

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